EXHIBIT INDEX

(p)(5) Code of Ethics adopted under Rule 17j-1 by AXP Variable Portfolio - Partners Small Cap Value Fund and Goldman Sachs revised as of Nov. 4, 2004.

(p)(7) Code of Ethics adopted under Rule 17j-1 by AXP Variable Portfolio - Partners Small Cap Value Fund and Barrow, Hanley, Mewhinney & Strauss, Inc., dated December 31, 2004.

(q)(1) Directors' Power of Attorney, to sign Amendments to this Registration Statement, dated Nov. 11, 2004.